Exhibit 99.1

Intrepid Potash Announces Extension of Debt Covenant Waiver

DENVER; June 30, 2016 - Intrepid Potash Inc. (NYSE:IPI) today announced it has reached an agreement to further extend the previously announced waiver of the financial covenants for the first quarter of 2016 under its long-term unsecured senior notes until July 15, 2016.  The previous waiver from the noteholders would have expired on June 30, 2016.

“We believe we have made good progress in the negotiations with our noteholders to date and are working towards a resolution to our debt covenant issues,” said Bob Jornayvaz, Intrepid’s Executive Chairman, President and CEO. “We appreciate the additional time this waiver provides to complete our negotiations.”

Intrepid’s long-term unsecured senior notes consist of three series totaling $150 million with laddered maturities beginning in 2020.

Intrepid also maintains a revolving credit facility of $8 million, which may only be used for letters of credit.  The credit facility matures on the earlier of July 31, 2016, and the date on which the aggregate commitment under the credit facility is reduced to zero.  Compliance with the revolving credit facility covenants for the first quarter of 2016 was previously waived until July 31, 2016, provided no earlier event of default occurs with the senior notes.

About Intrepid:

Intrepid Potash (NYSE: IPI) is the only U.S. producer of muriate of potash and supplied approximately 9% of the country’s annual consumption in 2015.  Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed.  Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash.  After the idling of its West mine in July 2016, Intrepid’s production will come from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab.  Investors and other interested parties are encouraged to enroll on the Intrepid website,

www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements-that is, statements about future, not past, events.  The forward-looking statements in this document relate to the anticipated impacts of the idling of our West facility, our future performance and management’s expectations for the future, including statements about our financial performance, production costs, operating plans, and market outlook.  These statements are based on assumptions that we believe are reasonable.  Forward-looking statements by their nature address matters that are uncertain.  The particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•                  our ability to successfully execute on our plans to idle our West facility and transition our East facility to Trio®-only production;

•                  adverse impacts to our business as a result of our independent auditor having expressed substantial doubt as to our ability to continue as a going concern due to the existence of a material uncertainty;

•                  changes in the price, demand, or supply of potash or Trio®/langbeinite;

•                  our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements or a reduction in the total amount available to us under our credit facility;

•                  the costs of, and our ability to successfully construct, commission, and execute, any of our strategic projects;

•                  declines or changes in agricultural production or fertilizer application rates;

•                  further write-downs of the carrying value of our assets, including inventories;

•                  circumstances that disrupt or limit our production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•                  changes in our reserve estimates;

•                  currency fluctuations;

•                  adverse changes in economic conditions or credit markets;

•                  the impact of governmental regulations, including environmental and mining regulations; the enforcement of those regulations; and governmental policy changes;

•                  adverse weather events, including events affecting precipitation and evaporation rates at our solar solution mines;

•                  increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•                  changes in the prices of raw materials, including chemicals, natural gas, and power;

•                  our ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•                  declines in the use of potash products by oil and gas companies in their drilling operations;

•                  interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•                  our inability to fund necessary capital investments; and

•                  the other risks, uncertainties, and assumptions described in our periodic filings with the Securities and Exchange Commission.

In addition, new risks emerge from time to time.  It is not possible for our management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements we may make.

All information in this document speaks as of the date of this release.  New information or events after that date may cause our forward-looking statements in this document to change.  We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:

Brian Frantz, Senior Vice President and Chief Accounting Officer

Phone:  303-996-3023

Email: brian.frantz@intrepidpotash.com